OHR PHARMACEUTICAL, INC 8-K

Exhibit 2.1

EXECUTION COPY

FIRST AMENDMENT

This FIRST AMENDMENT dated as of June 27, 2019 (this “Amendment”), to the Agreement and Plan of Merger and Reorganization, dated as of January 2, 2019 (the “Merger Agreement”), by and among Ohr Pharmaceutical, Inc., a Delaware corporation (“Parent”), Ohr Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and NeuBase Therapeutics, Inc., a Delaware corporation (the “Company”).

WHEREAS, each of Parent, Merger Sub and the Company desire to amend Section 7.1(b) of the Merger Agreement as set forth herein.

NOW THEREFORE, in consideration of the terms and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

Section 1.

Definitions. Capitalized terms not defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement.

Section 2.

Amendment to Section 7.1(b) the Merger Agreement.

(a)

Section 7.1(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“by either Parent (subject to the provisions of Section 7.1(e)) or Company if the Merger has not been consummated by August 31, 2019 (provided that the right to terminate this Agreement under this Section 7.1(b) will not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);”

Section 3.

Effect on Merger Agreement. The foregoing amendment and agreement are given solely in respect of the transactions described herein. Except as expressly set forth herein, all of the terms and conditions of the Merger Agreement shall continue in full force and effect after the execution of this Amendment, and shall not be in any way changed, modified or superseded by the terms set forth herein.

Section 4.

Execution and Counterparts. This Amendment may be executed in separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Amendment by facsimile or other electronic transmission (including in Adobe PDF format) will be effective as delivery of a manually executed counterpart to this Amendment.

Section 5.

Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

Section 6.

Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the Section 9.10 of the Merger Agreement.

Section 7.

Consent to Jurisdiction. The parties consent to the jurisdiction and venue set forth in Section 9.10 of the Merger Agreement.

Section 8.

Headings. The headings in this Amendment are for convenience only, do not constitute a part of the Amendment and shall not be deemed to limit or affect any of the provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

OHR PHARMACEUTICAL, INC

By:	/s/ Jason S. Slakter, MD
Name: Jason S. Slakter, MD
Title: Chief Executive Officer

OHR ACQUISITION CORP.

By:	/s/ Jason S. Slakter, MD
Name: Jason S. Slakter, MD
Title: Chief Executive Officer

NEUBASE THERAPEUTICS, INC.

By:	/s/ Dietrich Stephan
Name: Dietrich Stephan
Title: Chief Executive Officer

- 3 -